Corporate Capital Trust, Inc. SC TO-I

Exhibit (a)(1)(D)

Offer to Purchase for Cash Up to $185,000,000 in Value of Shares by

Corporate Capital Trust, Inc.

of its Shares of Common Stock at a Purchase Price Per Share of Common Stock Equal to

$20.01, which price was our Net Asset Value per Share as of September 30, 2017, as adjusted for the Company’s 1-for-2.25 reverse split of the Shares completed on October 31, 2017

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 12, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

November 14, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

On November 14, 2017, Corporate Capital Trust, Inc., an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Company”), listed its shares of common stock, par value $0.001 per share (the “Shares”), on the New York Stock Exchange (“NYSE”) under the symbol “CCT.” The listing provides the Company’s stockholders a security that may be sold at a price determined by the market on any day the NYSE is open for trading.

We have been appointed by the Company to act as the Information Agent in connection with the Company’s offer to purchase for cash up to $185,000,000 in value of its Shares, at a price per Share equal to $20.01 (the “Purchase Price”), which price was our net asset value per Share as of September 30, 2017 (as adjusted for the Company’s 1-for-2.25 reverse split of the Shares completed on October 31, 2017), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated November 14, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Company will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

Because of the proration provisions described in the Offer to Purchase, all of the Shares properly tendered and not properly withdrawn may not be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $185,000,000, the Company will purchase Shares from all stockholders who properly tender Shares at the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until the Company has purchased Shares resulting in an aggregate purchase price of up to $185,000,000. See Sections 1, 3, 4 and 5 of the Offer to Purchase.

For your information, and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated November 14, 2017;

2.	Letter of Transmittal and the IRS Form W-9 for your use in accepting the Offer and tendering Shares of, and for the information of, your clients (photocopied forms with original signatures may be used to tender Shares, facsimile signatures will not be accepted);

3.	Letter to Clients, for you to send to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the Offer;

4.	Notice of Guaranteed Delivery with respect to Shares, to be used to accept the Offer if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal, to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date; and

5.	Return envelope addressed to the Depositary.

The conditions of the Offer are described in Section 6 of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 12, 2017, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is any delay in making payment.

For Shares to be tendered properly pursuant to the Offer:

●	a book-entry confirmation of the deposit of the Shares into the Paying Agent’s (as defined in the Offer to Purchase) account at The Depositary Trust Company (“DTC”) if Shares are tendered through DTC’s Automatic Tender Offer Program system, a properly completed and duly executed Letter of Transmittal (or originally signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted) including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of the Offer to Purchase; or

●	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth in the Offer to Purchase.

Although the Company’s Board of Directors has authorized the Offer, none of the Company, any member of the Company’s Board of Directors, KKR Credit, the Paying Agent, the Depositary, the Information Agent (each as defined in the Offer to Purchase) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their Shares. Your clients must make their own decisions as to whether to tender their Shares and how many Shares to tender. In doing so, your clients should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal including the purposes and effects of the Offer. See Section 2 of the Offer to Purchase. Your clients are urged to discuss their decisions with their tax advisors, financial advisors and/or brokers.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Paying Agent, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer and related materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase (see Section 5 of the Offer to Purchase).

If you have any questions regarding the Offer, please contact the Information Agent at the telephone numbers and addresses set forth below. If you require additional copies of the documents related to the Offer, please contact the Information Agent at the telephone numbers and address set forth below.

The Depositary and Paying Agent for the Offer is:

Broadridge, Inc.

If using UPS, FedEx or Courier: (until 5:00 P.M. New York City time on Tuesday, December 12, 2017):	If using a USPS Service:

Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693

The Information Agent for the Offer is:

Broadridge, Inc.

51 Mercedes Way

Edgewood, NY 11717

Call Toll Free: (855) 793-5068

Very truly yours,

Broadridge, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, KKR Credit, the Paying Agent, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.